INSITUFORM TECHNOLOGIES, INC.
April 27, 2006 Conference Call

Operator:       Good day and welcome to the Insituform first quarter 2006 financial results conference call. Today’s call is being recorded.

Any financial or statistical information presented during this call including any non-GAAP measure, the most directly comparable GAAP measure and reconciliation to GAAP results will be available on our web site, www.insituform.com.

During this conference call, we will make forward looking statements which are inherently subject to risks and uncertainties. Our results could differ materially from those currently anticipated during and due to a number of factors described in our SEC filings and through this conference call.

We do not assume the duty to update forward looking statements. Please use caution and do not rely on such statements.

At this time for opening comments and introductions, I would like to turn the call over to the President and Chief Executive Officer, Mr. Tom Rooney. Please go ahead, sir.

Tom Rooney:     Good morning and welcome to Insituform’s first quarter 2006 conference call. On Tuesday we reported earnings of 11 cents for the first quarter of 2006. I should mention that we were unable to schedule this conference call yesterday, the morning after the earnings release as we held our annual shareholders meeting yesterday at that time.

Allow me to start by acknowledging that I’m well aware of the stock sell off yesterday following the release of our first quarter earnings. Clearly disappointed by the precipitous drop in our share value this week, but I will leave speculation as to the trading patterns in our stock to those of you with far greater insight into these markets.

What I can comment on is the health and future of the company right now-- strong momentum that is clearly building throughout Insituform. Looking at raw numbers for the first quarter, it is important to note the significant impact that expensing stock options had in the quarter.

As noted in the earnings release, the company began expensing stock options in Q1 for the first time ever; in fact, we took roughly half of the entire year’s expenses just in the first quarter. Also on the number side, you will see our tax rate came in at about 34.5 percent.

As we implement new and more insightful tax strategies throughout the year, we expect to see our effective tax rate drop one or more percentage points.

Looking at the quarter as a whole we feel great about the results as we exceeded our overall business plan and internal forecast company-wide for the quarter. Digging a bit deeper, the first quarter greatly exceeded our expectations in several areas such as within the UPS business unit’s performance and in the area of controlling expenses overall.

On the disappointing side, we continue to work through prolonged challenges in our tunneling division. On the moderate side, our core CIPP business performed within the quarter basically as we expected with very few surprises.

Backlog taken as a whole was down for the quarter primarily driven by a burn off of tunneling backlog as we had fully expected. The UPS division which is currently reporting tremendous growth at the revenue line so its backlog remained flat for the quarter.

Given the tremendous rate of revenue growth going on in UPS, I’m very pleased that we were able to bring in enough new business to maintain what are all time record levels of backlog within that division. The UPS business is currently on a growth trajectory that has frankly exceeded our internal expectations.

Backlog in the CIPP segment was up only slightly over the fourth quarter yet up more than 19 percent year over year. The slim backlog growth quarter over quarter is a result of a four to five month slow down in bidding opportunities exactly as we discussed two months ago on our last conference call.

Bidding opportunities have begun to rebound over the past 45 days as we see the market begin to heat back up. I can’t explain the quiet period that we just experienced in municipal spending other than to say that we seem to go through these slow bidding periods on occasion and for no discernible reason.

Our bidding schedule for the balance of the year is very strong and clearly shows a municipal market that is heating back up for a strong year. Tunneling backlog dropped significantly year over year and quarter over quarter as reported in our Q1 numbers.

I can report to you we’re awaiting contract documentation on two projects that combined will soon add roughly $33 million dollars to our tunneling backlog.

Operationally we continue the slow and painful process of dealing with the division that has underperformed for several years now. In the first quarter we completed all of the construction activities on our Chicago tunneling project and we will soon put that project behind us entirely.

We continue to work to eliminate excess equipment carrying cost and reduce overhead expenses--we slowly build profitable backlog to enable the division to become profitable once again. While working to reposition the division for profitability also continue to evaluate all of our options with tunneling moving forward.

Overall the company is healthier than it has been in many years. The initiatives that we launched three years ago are beginning to pay very real and very measurable dividends. At this time we are seeing substantial benefits coming from improvements and safety, logistics management, manufacturing efficiency gains, cash management, reducing the cost of quality, managing health care expenses, reductions in capital expenditures, reductions in operating expenses, advances in technological innovations, lowered insurance costs and of particular note are increases in crew productivity.

I would like to point out that we are beginning to measure the very real benefits on focusing on crew productivity. Increases in crew productivity allow us to be more cost competitive in the market while allowing us to grow without deploying capital assets to formulate any new crews.

We fully expect to see significant crew productivity gains every quarter for the next few years. Taking a look at resin prices, we know that the recent increases in resin cost are clearly not helping our business, yet it appears that the negative impacts from resin cost increases is not quite as significant as in past quarters. At this point we do expect resin prices to continue to trend upward for the foreseeable future.

In closing, the Q1 results exceeded our plans and expectations for the quarter and fully support the fact that Insituform is clearly gaining momentum going forward. As I look out at how 2006 is unfolding, I’m quite confident this is shaping up to be a terrific year for Insituform.

I know these comments are very brief. I know that many of you have questions so at this point we’ll open up the call for your questions.

Operator:      Thank you.  As he stated, we will now begin the question and answer session. If you have a question, please simply press the star then one on your touch-tone phone. If you wish to be removed from the queue, please press the pound sign or the hash key. If you’re using a speaker phone, you may need to pick up the handset first before pressing the numbers. So once again if there are any questions, please press the star then one on your touch-tone phone.

OK. We have our first question from John Quealy from Canaccord Adams. Please go ahead.

John Quealy:     Yes. Good morning Tom.

Tom Rooney:     Hi John. Good morning.

John Quealy:     A couple questions with one on crew productivity - and I realize you've got competitive issues on the call but your statement about crew productivity going up each and every quarter aside from, you know, the denominator in that equation going down, i.e., people, can you talk about the types of things that will keep that momentum going. You’ve clearly done a lot in the last couple years but what types of things broadly are going to continue to drive these gains sequentially?

Tom Rooney:     Project management, backlog management, technology - most notably around steam and logistics management. Not one silver bullet if it - the most significant issue of course would be steam but beyond that a lot of contributing factors such as project management and logistics management.

John Quealy:     And I don’t know if you gave this to us on the Q4 call but how much do you expect to spend on steam this year in terms of cap ex?

Tom Rooney:     Roughly half of our cap ex expenditures are directly or indirectly attributable to steam and I think our cap ex in the first quarter was roughly $3 million.

John Quealy:      OK. And then my last question, and I realize not a lot of your business is tied to bond issues or refinancings, but clearly the rise in interest may have  impacted, you know, municipal managers in some way at least in psychology. Can you comment on that observation or give us a little bit more of the lumpiness as we go through - I guess starting May here in terms of the RFP opportunities?

Tom Rooney:       You know I don’t know - I can’t speak to the psychological linkage that you refer to.  I wouldn’t doubt it but I’m not well versed in that area. I can’t imagine that rising interest rates would help our business suffice it to say, but I’d be hard pressed to draw any reasonable linkages there other than what you’re talking about and I agree on the psychology side.

       The lumpiness side of our business, you know, for the life of me for three years we’ve passed through three different quiet periods that I’ve experienced. One time I thought it had to do with presidential elections and now in retrospect I’m thinking that was - you know that may not have had anything to do with it.

              I don’t know why the markets seem to get quiet as they do. Maybe it is the interest rates. I frankly don’t know. What I do know is this--that it’s imperative for us as a company to drive - to build up some very significant backlog such that we’re able to maintain crew productivity and put a bridge across weak points in municipal spending.

           Now I don’t think we could ever bridge across a year-long weak point and that might not - that would more than likely be more than just a shadowy weak  point. That would probably be a shift. But the reason that we were able to bridge across hurricane issues nine months ago and the reason that we were able to bridge across crew productivity issues in this past three or four month period is related to the fact that we have built up significant backlog.

 I think it’s worth noting that our backlog year over year is up 19 percent. Granted it’s only up 1.9 percent quarter over quarter and that’s very directly attributable to the notion that we ended up having to burn more backlog in this past quarter to maintain crew productivity than we would have had in a - in a municipal spending environment that would have been more robust.

So, I can tell you that the good news is the bidding opportunities that we see for the balance of the year look very strong, and in fact, we’ve had better results in the last 45 days than we had in the previous four to five months. You actually don’t see much of that because what we bid on in the last 45 days doesn’t make the GAAP accounting standards for backlog.

So, we think that the year’s going to be good. We think it’s going to be very good. I would tell you that given the last four or five months municipal spending may only be up in the six to 10 percent range this year - you know once you - once you include in what we’ve been through this past but we do believe that we’re going to continue to regain market share and grow and we’re going to continue to stack up backlog such that if there’s another quiet period of several months somewhere down the road we’ll be well equipped for it.

  So, again I can’t speak much to psychology or why these quiet periods take place. All I can do is manage through and around them.

John Quealy:    Great. Thanks.  I'll jump back in, Tom.

Tom Rooney:    Thanks.

Operator:      OK. We have our next question from Arnie Ursaner from CJS Securities. Please go ahead.

Arnie Ursaner:   Hi, good morning Tom.

Tom Rooney:    Good morning Arnie.

Arnie Ursaner:   Two questions I guess. One would be you obviously are doing very well on crew productivity. I know you’ve hired a senior manager focusing on  sourcing. Can you expand a little bit on what your process is there and perhaps give us a sense of potential cost savings you hope to achieve?

Tom Rooney:     Sure. That’s a - that’s a tremendous bright spot for us. You know we launched many initiatives three years ago and there were other areas that we had to hold off on that we knew we could exact terrific gains on, one was purchasing. So it was only about 15 months ago that we hired a corporate director for procurement.

We in fact had a - maybe an ill defined procurement methodology in philosophy in the company and that - what that meant was we procured as well as good people can procure but we did hire a very seasoned professional in the procurement arena.

So the notion of getting the best terms and conditions in our contracts with our vendors allows us to negotiate appropriate payment terms but it also enables us when we have material shortages to seek other locations and means for that procurement. It does mean that we’re far better bulk buyers and consolidators of our buying.

If I’m not mistaken the person we’re speaking of is on - is on a procurement trip as we speak. In fact, not only are we becoming far better procurers of what we do within the bounds of the countries within we - within which we operate, but we’re actually considering ourselves now global in a global procurement mode, which is far better practices then we’ve ever been.

So you know getting to the punch line which you had asked which I think is what can we expect financially, it’s dramatic. You know I don’t want to lay out specific dollar figures but it's yearly savings well into the millions and we will progress through those additive savings over the next two to three years.

So the next 36 months we expect to layer in several million dollars per year additively.

Arnie Ursaner:    Going back to your core CIP business, when in periods in the past when there’s been very little demand or you’ve had these pauses some of your competitors who are a little less disciplined will take on work at lower margin just to keep their crews busy.

The good news is you’ve had a fair amount of backlog to, as you say, bridge that gap but are you able to continue to build backlog at attractive margins at this point?

Tom Rooney:      Well that was not the case in the - in the previous four to five months. Exactly to your point a month or so into this pause in the market we began to see pricing that, you know, really made no sense at all.

We did not chase the market down. In some cases I’m not sure we could have even chased the market down to some of these irrational numbers. And because we had so much backlog built up in our - or so much work built up in our backlog, we were able to maintain discipline through that period.

So - and I’d suppose you’d say the back - the bad news is we forfeited opportunities for backlog. We really - and I’ve said this in the past, we really are being extremely aggressive in the markets to build our backlog, but not buy work and so if we can bridge across dry periods like that without having to make silly moves to keep crews productive, then in the long run we’re a more profitable company.

So in fact you’re absolutely right, we saw a lot of silly pricing in the market with people trying to keep crews working and we were able to avoid that long enough to see the market come back here again in the last 45 days.

Arnie Ursaner:    Thank you very much.

Tom Rooney:     Thank you.

Operator:      We have our next question from Jeff Beach from Stifel Nicolaus. Please go ahead.

Jeff Beach:      Yes. Good morning Tom.

Tom Rooney:     Hi Jeff.

Jeff Beach:      A couple of questions on sewer rehab. When I’m - when I’m looking at the gross margin in the first quarter versus last year it’s fairly flat and you’re talking about a lot of crew productivity and manufacturing and other enhancements and most of the margin improvement came on the operating expense line.

Talk a little bit about the flattish cost of goods sold year over year and what you expect to have the next couple of quarters.

Tom Rooney:     Yes. The first quarter - actually the first two months of this year were terrible for us in terms of crew productivity and what have you. Between oddball weather and - it was - it was a confluence of a large number of weird factors.

So when we look at the quarter in its entirety we had tremendous crew productivity but that was primarily because we had a phenomenal March - truly a phenomenal March and a terrible January and February. But pulling it all together we did see nice crew productivity gains and so on.

We just think that - a couple of reasons the first quarter was something we endured and did fairly - you know in the aggregate it did fairly well. If we were to repeat March throughout the year it would be an unbelievable year. That said we will - we’ll have some more March’s and we may have some more January’s but the aggregate trending is all for the positive force.

But as to the cost of goods sold, you know, we do have - we do have utility prices or energy prices still continuing to bang away on. We’re quite a bit better at that. Resin prices we - we’re just doing better in a number of areas but it was sort of a quirky quarter.

Jeff Beach:     OK. Moving over to the tunneling side I think the - obviously the sell off yesterday I think was over another quarter of a huge tunneling loss. Can you talk about what created that large loss and the status of the remaining - I know Chicago you said has finished the other projects you’ve been struggling with - and give us a little bit of commentary on the outlook in the tunneling area?

Tom Rooney:     Sure. We - you know we took into the first quarter quite a bit of our backlog had essentially no gross margin in it and so whereas we had taken the losses in the previous quarters we still had to execute, work with essentially no backlog in it as the final - as the culmination of some of the projects that you had referred to.

And we recognize I believe no claims in the - in the first quarter of tunneling and yet we did incur substantial expenses against some of those claims. Again that’s kind of a quarter to quarter phenomena up and down that we’ll see.

We actually came fairly close to our forecast for the tunneling division; our own internal plan and forecast for the tunneling division in the first quarter. So I really can’t tell you that we saw any surprises at all from the tunneling division.

So the remaining jobs by their nature and by the known lack of margin in the backlog, you know, put us in a position to be less than profitable. We continue to carry excess equipment and we continue to shed overhead in a methodical fashion - everything from selling real estate, to careful selection of positions, and looking at all of the costs that we have in that division.

That said arguably the first quarter is far and away going to be the worst quarter for us this year. We don’t - we do not expect to turn a profit in the tunneling division this year but we also don’t expect to have the first quarter repeat itself.

It’s been a long and painful process and in as has been described where there are no easy solutions when you’re in a business in a division like this. I can say that I am very pleased by the backlog that will soon be put into our books on projects that are of better margins then we’ve seen in the past, or clients who are accustomed to working with and or regions and work that we know how to make profit on.

And so we are now starting to stack up backlog with good solid gross margins in it while jettisoning costs that burden us. With that said I don’t like the cost - I don’t like the results from tunneling in the first quarter anymore than anyone else.

We are clearly looking at every alternative and all of the alternatives that we have in regards to the business unit within the corporation going forward.

Jeff Beach:     All right. One last question, in the sewer rehab can you give us the status of phasing out of pipebursting business and roughly an idea how much the revenues are down and that division is distorting - I think or that business is distorting the growth in your CIPP’s business. Can you give us a flavor for how that’s being phased out now?

Jeff Beach:     Yes. We did - we did roughly 28 million I think - 26 to 28 million of pipebursting last year. In the first quarter we did about 6.6 million of pipebursting in Q1 and roughly a nine percent gross margin. And so it clearly is weighing us down - or has weighed us down for a long time.

That said we are trying to execute the pipebursting work that’s in our backlog as quickly as possible and as efficiently as possible to get out of that business and get done with it. So that - it is true that that $26 or $28 million piece of our revenue we’re actually shrinking - that we’re aggressively shrinking both because we don’t see a future in it and because currently we don’t - we don’t exact the margins we’d like.

So as we - as we eliminate that piece of work and we grow at a more lucrative piece of work it does have the appearance of a slower top line growth because of the contraction in that small piece but it  - I don’t know if that’s what six percent of our business or something like that. It’s five or six percent of our business. It’s getting to be de minimis but we’re definitely working as fast as we can to push it out of our backlog and move on to the next phase.

Jeff Beach:     All right thanks.

Tom Rooney:    Thank you.

Operator:      We have our next question coming from Richard Paget from Morgan Joseph. Please go ahead.

Tom Rooney:    Good morning.

Richard Paget:    Good morning everyone.

Tom Rooney:    Good morning.

Richard Paget:    Getting back to the tunneling, I think in the past you guys have talked about - assuming you’re going to, you know, keep the division, that about 100 million revenue run rate was kind of the right size to have in terms of getting a decent margin. Do you still have those same expectations or has that been lowered - that benchmark lowered a bit?

Tom Rooney:     It’s lowered. I think we’re in the - closer to the 80 million range for this year. Whether we push it back up in future years to 100 is yet to be seen. The most critical issue for us in tunneling in the short run is only accepting backlog that has the margin - has margins that make sense for us given the risk profile.

We do not intend to take on a lot of work just to justify the scale.

Richard Paget:    OK. And then getting back over to your core business - I mean you did say for the balance of the year you do expect to see a noticeable pick up. What do you think is driving that? Is it that the EPA is getting stricter with CSO enforcement? Is it, you know, state and local tax coffers going up? Is it just the infrastructure? Is it the point where, you know, it’s crumbling and they have to do it, if you can just comment on that?

Tom Rooney:     Yes. It’s all of the above. Richard, I - it’s the three things that you described and others. It’s also the common sense which is that fixing degradated infrastructures is cheaper than fixing it when you have a spectacular loss.

I mean you only have to look at Hawaii three weeks or so ago where a sewer collapse caused all of the beaches at Waikiki to be closed for weeks with millions of gallons of sewage on beaches to understand that between the economic damage of having pristine beaches closed the economic damage of having to fix pipes after they’ve collapsed to know that there’s also a business model for doing it.

So all of those reasons explain why the spending is there. The mystery is to try to explain why the spending slows down at times and that I can’t understand. But I - there’s the macro factors that drive our industry are more pronounced today then they’ve ever been not less.

Richard Paget:    OK. Thanks. That’s it for me.

Tom Rooney:      Sure. Thanks.

Operator:      Our next question comes from Debra Coy from Stanford Group. Please go ahead.

Tom Rooney:     Hi Debra.

Debra Coy:     Good morning Tom. Just to follow up Jeff’s earlier question on margins in rehab being down in 1Q. You mentioned some of the specific issues and I guess what I’m looking for is if you can give us any help on, you know, kind of what you see is the normalized margins? It certainly looked like on the gross margin side we were in the 25, 26 range and maybe going higher, then we dropped off here in 1Q back to where we were a year ago.

I mean is it reasonable to expect that this is a -- call it 25 to 27 gross margin business when things are going well?

Tom Rooney:    You know I - if the market tends to move up and down at the bid table in the last four to five months you’d be hard pressed to say it was a 20 percent industry but that’s not - you know that’s not indicative of where the industry is in the long run.

You know it may not be in the 25 to 26 percent range routinely. It may be in the low to moderate 20 percent range but the key for us is executing the entire 24, 25 percent when it’s available and not losing it through quality or crew lack of productivity and things like that.

But that’s where we’re really closing the gap in terms of deliberating - delivering operating income.

Debra Coy:           So, it’s really still - if it’s - so we just focus on operating margins rather than gross margins -

Tom Rooney:     Right.

Debra Coy:          - and obviously that was down over the last three quarters again although up year over year so -

Tom Rooney:     It’s hard -

Debra Coy:     You have talked about going toward 10 percent or even above 10 percent in this business and I guess the question is if your bidding is picking up now, you know, should we expect a significant rebound in operating margins then for the remainder of the year?

Tom Rooney:     No doubt you’ll see an increase in operating margins through the year because it’s very difficult for us to maintain any level of operating margin in the first quarter. It’s just a - it’s just our worse quarter from a weather and post holiday standpoint.

So you know our volume just - we just can’t execute the levels of volume in the first quarter that we need to have high operating margins.

Debra Coy:    All right fair enough. And then also on tunneling, that you said that you expect the losses to continue, but to be significantly smaller. This new backlog  that  you’re in the process of booking - will that come through and when you start work will that start to impact the latter part of this year or is that work that comes in for next year?

Tom Rooney:    It’s the latter part of this year.

Debra Coy:     OK. So is it possible that tunneling could get to the black by the end of the year?

Tom Rooney:    Well, I’ll have to see as we get there. It’s been - it’s been a disappointment for all so far so I guess -

Debra Coy:     Yes.

Tom Rooney:    I wouldn’t want to try to set expectations higher than where they are but we’re clearly driving towards what you described.

Debra Coy:     OK. Fair enough. And then on the - on the Tite Liner® business an absolutely stunning quarter, this is really becoming a rather significant contributor to operating income with amazing top line growth and margins even though it’s still relatively small as a percent of sales.

Are you still seeing this kind of - this kind of growth? I mean I was - I was surprised even after four great quarters to have another quarter of 75 percent top line growth. Can you comment a little on what you’re seeing as the trends in that business? Is it - is it kind of stabilizing at current levels? Is it still growing rapidly? What’s going on in -

Tom Rooney:    Well, to your point -

Debra Coy:     -that segment?

Tom Rooney:    -it has exceeded everyone’s expectations on virtually every metric that we could look at -

Debra Coy:     Yes.

Tom Rooney:    -growth, gross margin, operating income, backlog, everything. What’s going on right now is that that division within our business, first of all is extremely well managed, and because it’s well managed, it is able to take advantage of very powerful market drivers. You know I refer to it as the Asia effect, is to say China and India and other countries now that are consuming oil, driving oil prices rapidly up while at the same time consuming commodities such as copper and zinc and other minerals that have to mined.

Debra Coy:     Right.

Tom Rooney:     That particular division supports those industries directly with a unique market position. And you asked a question - or your real question was do I think that we’ll be able to maintain this sort of spectacular increases. As long as we all believe in what I refer to as the Asia phenomenon of significant and profound growth - and people that I talk to think that that’s a 10 year trend or more.

And by the way our United Pipeline Division is very, very significant player in North and South America and becoming a much more significant player in Africa. I believe at this time we have work in two different countries in Africa right now, in Europe and the North Sea and even now some signs of opportunities for ourselves in Asia.

I would tell you in some ways we haven’t even scratched the surface but I - you know, if I was to sit here and say we’re going to have 70 percent growth year over year and such that that might set expectations a bit too high but every indication is that the United Pipeline Division is going to become a much more significant contributor within the company and for the foreseeable future it’s probably going to surprise most everyone with its results.

Debra Coy:     And you don’t have any capacity constraints that would limit growth? I mean you have in terms of materials and staff to be sending all over the world. If the demand is there you can meet it?

Tom Rooney:     Most significant challenges is management and people - after that would be specialized equipment that we use and a distant third would be the plastics materials that we use but because they sometimes go in short supply when certain oil -

          The irony is as their industry explodes the people that have to supply them to supply their own industry become short. But the most significant constraint  - and it is a constraint - is management and operating talent in that division because what we have is phenomenal today.

The question is how wide and how much leverage against those individuals can we exact.

Debra Coy:     Sure. OK. And last question and then I’ll get back in line. Can you give us an update on the CFO search?

Tom Rooney:    Yes. I’d really not - nothing new to report in that area.

Debra Coy:   OK. Thanks Tom.

Tom Rooney:     Thanks Debra.

Operator:      Once again if you have a question, please press the star then one on your touch-tone phone. Again if anyone has a question, you’re invited to please press star then one on your touch-tone phone.

           We have our next question from Chris Blackman from Empirical Capital. Please go ahead.

Chris Blackman:   Yes. Thank you. Tom, can you comment on what you expect your cap ex spending to be for the year and do you expect that same ratio as we - as you have - as occurred in the first quarter between steam and other expenses to continue throughout the year?

Tom Rooney:    Well, you know, the cap ex has been coming down since our high point was I think in 2004. In two - and to answer your question allow me to go back in a little bit - we had light spending on cap ex in the early 2000’s as a result of some retrenchment.

And in 2004 we began back into an investment mode and specifically around steam and growth. We saw therefore a high point in 2004. We came off of 2004 with our cap ex spending in 2005 and clearly we’re going to see 2006 be even leaner.

We continue to - continuing to spend on steam initiatives, technology initiatives and growth initiatives. That said cap ex will be in the low $20 million range exactly where - I don’t know but you can’t take the 3 million we spend in the first quarter and multiply by four that would not give you the right number.

Chris Blackman:    OK. Do you expect almost half of your money on cap ex for the year to be spent on steam?

Tom Rooney:     That’s about right.

Chris Blackman:    Any - on the Tite Liner® - thank you. Any - on the Tite Liner® side of your operations are there any opportunities for growth outside of organic growth,  any ancillary opportunities?

Tom Rooney:     There might be but the organic growth is so healthy right now and to Debra Coy’s question earlier it does tap and stretch our internal management capabilities. So taking on if you will an exotic outside pursuit is not something we need to do nor something we want to do at this time.

Chris Blackman:    Understood. The balance on your outstanding claims in tunneling, can you give us a balance on that and any expectation for recording income against those claims in the immediate quarter?

Tom Rooney:     I think our total claims outstanding are on the order of 16 million. And more than likely something will be recorded in the second quarter that’s just statistically usually the case. You know a big positive drop to the bottom line - and I don’t see it right now but - we like to think we’re in the mode where newly forming claims and resolved claims tend to offset each other.

That wasn’t quite the case - in fact it wasn’t the case in the first quarter but we’re kind of in a - if you will a rolling 12 month basis and more of a steady state where the costs that are coming in are being offset by the claims being recorded so I - so the second quarter is apt to be a manifestation of that but it might be a little to the positive.
Tom Rooney:     I think last year you - what recorded income of maybe six or seven million against 16 million in claims or so?

Tom Rooney:     I don’t think we took all of six or seven million. We also had a significant claim against our insurance company regarding the Boston project - the infamous Boston project from several years ago.

Chris Blackman:    Right. And then finally the Chicago project is that complete and you’re hooked up on that, you all went ahead and connected?

Tom Rooney:     Yes, we - all of our people are physically off the job. We’re just resolving paperwork after the end of a four year project. In fact we unwound the contingency dollars for rain that we had. So we’re - we believe we’re just cleaning up the paperwork now.

So I - but for the last I dotted and T crossed we’re off the project and complete.

Chris Blackman:    Excellent. I know you’re glad to have that behind you. Thank you.

Tom Rooney:    Thank you.

Operator:      We have our next question from Jeff Beach with Stifel Nicolaus.  Please go ahead.

Jeff Beach:     Tom, just a follow up on - to the extent you feel you can say anything, can you describe to us what you feel is some of your advantages in steam? You’re spending heavily in steam; a lot of the competitors are using steam. Can you describe some differentiation without giving something away?

Tom Rooney:    No. You know steam is an advantage for everybody that uses it and our entire industry is figuring out how to press the envelope - thermal dynamics and plastics technology and crew productivity enhancements but beyond that if I got terribly specific it would speak specifically to competitive issues.

So, you know, with all - with all respect I defer and not try to answer that question.

Jeff Beach:     OK. Then outside of steam in the CIPP, what are some of the other advantages that you have? I know you’re pushing your cost down but in terms of either your size advantage or other things what do you feel your couple of advantages that give you an actual lower cost versus your competitors?

Tom Rooney:     Well, we have tremendous efficiencies starting with our manufacturing. So we’re able to manufacture the tube at better prices then we believe anyone else in the industry. We’re able to run - because many of these things relate to scale we are able to run highly efficient logistics system moving raw materials and equipment and even men around.

We’re able to bulk buy materials at - as a better price - as good or better prices as others. We on our best day are able to manage our crews in a robust fashion to where we keep the 70 some odd crews in constant motion for high crew productivity.

I would tell you to that point on labor one disadvantage is we do things like paying benefits to our people and I would venture that we pay a far better wage in addition to the benefits to our people because of the nature of the company that Insituform is.

If you want to call that a disadvantage - I’m not sure how I would want to characterize it but if you wanted to call that a price disadvantage. Of particular note is technology - you had mentioned steam earlier, but the ability to perfect the technologies that are the nuances creating benefits to us whether it’s resin technologies, tube manufacturing technologies, you know, perfecting intellectual property around the equipment that we use, and the processes that we use - in fact we’re expecting new intellectual property in the near term that may actually have significant impact on the competitive playing field.

So, you know, it’s a number of things, Jeff, but many of them derive from scale, others from best practices, manufacturing of our equipment, intellectual property it’s -

There’s not one single thing - 20 years ago it was one thing and it was called patent protection. Today it's being a great company on many dimensions while at the same time having significant scale advantages.

We still have the best reputation in the industry bar none and that means that we do get picked, even sometimes when we’re the second low bidder. So, we have to be great in all dimensions and I think - I think we’re pretty good on almost all right now.

Jeff Beach:     All right. Thanks.

Tom Rooney:    Thanks Jeff. I think we have time for one more call.

Operator:     Thank you. At this point there are no further questions.

Tom Rooney:    Great. OK. Well, thank you very much everybody for participating in the call. We are extremely excited about the start that we have to the year. We think it’s going to be one of our best years ever and we look forward to producing results and reporting one quarter from now.

So thank you for being involved today.

Operator:  Thank you ladies and gentleman. This concludes today’s conference. Thank you for participating. You may all disconnect.

END